                              EMPLOYMENT AGREEMENT
                              AMENDED AND RESTATED

         AMENDED AND RESTATED EMPLOYMENT AGREEMENT made as of August 18, 2000 by and between vFinance.com, Inc., a Delaware corporation (the "Company"), and Vincent Sbarra ("Employee").

         WHEREAS, Employee wishes to be employed by the Company with the duties and responsibilities as hereinafter described, and the Company desires to assure itself of the availability of Employee's services in such capacity.

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and Employee hereby agree as follows:

         1. EMPLOYMENT. The Company hereby agrees to employ Employee, and Employee hereby agrees to serve the Company, upon the terms and conditions hereinafter set forth.

         2. TERM. The employment of Employee by the Company pursuant to this Agreement shall commence upon execution of this Agreement and shall expire on October 1, 2005, unless sooner terminated as hereinafter provided (the "Term").

         3. DUTIES. Employee shall be employed in the Company's "First Atlanta Capital Markets" division, as may be renamed from time to time by the Company (the "FACM Division" or the "Division"), and will serve as the Managing Director in charge of the Division. The employee shall be responsible for those areas in the conduct of the business reasonably assigned to him by the Company's Chief Executive Officer or President. Employee shall devote substantially all his business time and efforts to the business of the Company.

         4. COMPENSATION AND OTHER PROVISIONS. Employee shall be entitled to the compensation and benefits hereinafter described in subparagraphs (a) through (e) (such compensation and benefits being hereinafter referred to as "Compensation Benefits").

                  (a) COMPENSATION. Employee shall be entitled to an annual salary, payable in equal monthly installments, as set forth on Schedules A and C hereto, which shall be payable from and subject to Available Cash from Net Operating Income of the Division, if any, as determined pursuant to the formulas set forth on Schedules A and C hereto.

                  (b) ISSUANCE OF COMMON STOCK.

                      i) Upon commencement of the Term, 73,500 shares of common stock of the Company (the "Shares") shall be issued in the name of Employee; provided, that, such Shares shall be subject to divestment and return to the Company in the event and to the extent that certain performance criteria and/or other employment conditions relating to Employee as described in
                           Section 13 a) below and on Schedule B hereto shall not be satisfied in full. In the event that said criteria and/or conditions shall not be fully satisfied, the number of Shares to be returned to the



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                           Company by Employee shall be determined in accordance
                           with the provisions of Section 13 a) below and the formula set forth on Schedule B. Employee agrees that in order to carry out the purposes of this Paragraph, that all of the Shares shall be held in escrow by the Company pursuant to the provisions of Section 13 a) of this Agreement.

                      ii) On or about September 1, 2000, 451,667 shares of common stock of the Company (the "Second Tranche Shares") shall be issued in the name of Employee; provided, that, such Shares shall be subject to divestment and return to the Company in the event and to the extent that certain performance criteria and/or other employment conditions relating to Employee as described in Section 13 b) below and on Schedule D hereto shall not be satisfied in full. In the event that said criteria and/or conditions shall not be fully satisfied, the number of Shares to be returned to the Company by Employee shall be determined in accordance with the provisions of
                           Section 13 b) below and the formula set forth on Schedule D. Employee agrees that in order to carry out the purposes of this Paragraph, that all of the Shares shall be held in escrow by the Company pursuant to the provisions of Section 13 b) of this Agreement.

                      iii) The Employee shall have unlimited piggyback
                           registration rights with respect to the Shares and the Second Tranche Shares and one demand registration right at Employee's cost. Notwithstanding the registration, the Shares and Second Tranche Shares shall be subject to the terms and conditions of this Agreement.

                  (c) PARTICIPATION IN BENEFIT PLANS. During the Term, Employee shall be eligible to participate in all employee benefit plans and arrangements now in effect or which may hereafter be established, including, without limitation, all life, group insurance and medical care plans and all disability, retirement and other employee benefit plans of the Company, if any, consistent with those benefits provided to employees of similar position with the Company.

                  (d) OTHER PROVISIONS. Employee shall be reimbursed for all reasonable and necessary expenses incurred by him in the performance of his duties, subject to submission of supporting documentation reasonably satisfactory to the Company.

                  (e) STOCK OPTIONS. Concurrent herewith, the Company and Employee shall enter into a certain Stock Option Agreement pursuant to which the Company will grant to Employee certain options to purchase common stock of the Company upon such terms and conditions set forth therein.



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         5. TERMINATION. Employee's employment hereunder shall terminate as a result of any of the following events:

                      (a)  Employee's death;

                      (b) Employee shall be unable to perform his duties hereunder by reason of illness, accident or other physical or mental disability for a continuous period of at least three months or an aggregate of five months during any continuous nine month period ("Disability");

                      (c)  termination by Employee;

                      (d) for Cause, where "Cause" shall mean: (i) any defalcation or misappropriation by Employee of funds or property of the Company or any of its affiliates or the commission by Employee of any dishonest or deceitful act during the course of his employment with the Company; (ii) the breach by Employee of Sections 9 or 10 of this Agreement; (iii) the conviction of Employee of any felony, or a misdemeanor involving fraud, dishonest conduct or moral turpitude; (iv) the engaging by Employee in personal illegal conduct which, in the reasonable judgment of the Company, places the Company or any of its affiliates, by association with Employee, in disrepute; (v) the reasonable determination of the Company's Board of Directors that Employee has engaged in intentional misconduct, substantial neglect of his duties, or has failed to follow reasonable and lawful written directives of the Board of Directors; or (vi) any attempt by Employee to obtain a personal profit from any transaction in which Employee has an interest adverse to the Company unless such adverse interest and the potential profit is disclosed in writing and delivered to and approved by the Board in advance of such transaction including any unauthorized compensation by Employee obtained in connection with the Company's business or potential business.

                           The Employee will be given the right to cure an alleged "for cause" problem under 5 (d) (v) for a period of 30 days from the date Company gives notice of the conduct or performance giving rise to such act of Cause; or

                      (e) Termination by the Company without Cause, in which event the Company Paragraphs 10(a) and 10(b) shall be null and void and all shares in escrow pursuant to this Agreement shall be delivered to Employee and all options granted to Employee shall immediately vest.




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                           Any termination pursuant to subparagraph (b), (c),
                           (d) or (e) of this Section shall be communicated by a written notice ("Notice of Termination"), such notice to set forth with specificity the grounds for termination if the result of "Cause". Employee's employment under this Agreement shall be deemed to have terminated as follows: (i) if Employee's employment is terminated pursuant to subparagraph (a) above, on the date of his death; (ii) if Employee's employment is terminated pursuant to subparagraph
                           (b), (d) or (e) above, on the date on which Notice of Termination is given; and (iii) if Employee's employment is terminated pursuant to subparagraph (c) above, thirty (30) days after the date on which a Notice of Termination is given, unless the Company shall select a sooner date at its sole and absolute discretion. The date on which termination is deemed to have occurred pursuant to this paragraph is hereinafter referred to as the "Date of Termination".

         6. PAYMENTS ON TERMINATION. In the event that Employee's employment is terminated pursuant to Section 5 above, the Company shall pay to Employee his compensation under Section 4(a) above through the Date of Termination. In the event that any placements or financings by the FACM Division completed prior to the Date of Termination have residual fees which arise after the Date of Termination, the Employee share be entitled to his share of such fees (cash and non-cash) in the same proportion he would have received prior to such Date of Termination.

         7. LIFE INSURANCE. If requested by the Company, Employee shall submit to such physical examinations and otherwise take such actions and execute and deliver such documents as may be reasonably necessary to enable the Company to obtain life insurance on the life of Employee for the benefit of the Company.

         8. REPRESENTATIONS AND WARRANTIES. Employee represents and warrants to the Company that he is under no contractual or other restriction or obligation which would prevent the performance of his duties hereunder or interfere with the rights of the Company hereunder.

         9. DISCLOSURE AND PROTECTION OF CONFIDENTIAL INFORMATION.

                  (a) For purposes of this Agreement, "Confidential Information" means knowledge, information and material which is proprietary to the Company, of which Employee may obtain knowledge or access through or as a result of his employment by the Company (including information conceived, originated, discovered or developed in whole or in part by Employee during his employment with the Company). Confidential Information includes, but is not limited to, (i) technical knowledge, information and material such as trade secrets, processes, formulas, data, know-how, strategies, analytical models, improvements, inventions, computer programs, drawings, patents, and experimental and development work techniques, and (ii) marketing and other information, such as supplier lists, customer lists, lists of prospective customers and acquisition targets, marketing and business plans, business or technical needs of customers,




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consultants, licensees or suppliers and their methods of doing business, arrangements with customers, consultants, licensees or suppliers, manuals and personnel records or data. Confidential Information also includes any information described above which the Company obtains from another party and which the Company treats as proprietary or designates as confidential, whether or not owned or developed by the Company. Notwithstanding the foregoing, any information which is or becomes available to the general public otherwise than by breach of this Section 9 shall not constitute Confidential Information for purposes of this Agreement.

                  (b) During the term of this Agreement and thereafter, Employee agrees, to hold in confidence all Confidential Information and not to use such information for Employee's own benefit or to reveal, report, publish, disclose or transfer, directly or indirectly, any Confidential Information to any person or entity, or to utilize any Confidential Information for any purpose, except in the course of Employee's work for the Company.

                  (c) Employee will abide by any and all security rules and regulations, whether formal or informal, that may from time to time be imposed by the Company for the protection of Confidential Information, and will inform the Company of any defects in, or improvements that could be made to, such rules and regulations.

                  (d) Employee will notify the Company in writing immediately upon receipt of any subpoena, notice to produce, or other compulsory order or process of any court of law or government agency if such document requires or may require disclosure or other transfer of Confidential Information.

                  (e) Upon termination of employment, Employee will deliver to the Company any and all records and tangible property that contain Confidential Information that are in his possession or under his control.

         10. COVENANT NOT TO COMPETE.

                  (a) In consideration for the Company entering into this Agreement, Employee covenants and agrees that during the Term and for the one
(1) year period thereafter, Employee will not, without the express prior written consent of the Company, directly or indirectly, compete with the business of the Company anywhere within the United States of America. Employee will undertake no activities that may lead Employee to compete with or to acquire rival, conflicting or antagonistic interests to those of the Company with respect to the business of the Company, whether alone, as a partner, or as an officer, director, employee, independent contractor, consultant or shareholder holding 5% or more of the outstanding voting stock of any other corporation, or as a trustee, fiduciary or other representative of any other person or entity. This
Section 10(a) shall not be applicable in the event of Employee's termination without Cause.

                  (b) During the Service Period and for a period of one (1) year after termination of employment, Employee will not, directly or indirectly, solicit or induce any other employee of the Company or any parent or affiliate to leave his or her employment, or solicit or induce any consultant or independent contractor to sever that person's relationship with the Company.



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                  (c) If any court shall determine that the duration or
geographical limit of any covenant contained in this Section 10 is unenforceable, it is the intention of the parties that covenant shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable, such amendment to apply only in the jurisdiction of the court that has made such adjudication.

                  (d) Employee acknowledges and agrees that the covenants contained in Sections 10 and 11 hereof are of the essence in this Agreement, that each of such covenants is reasonable and necessary to protect and preserve the interests, properties, and business of the Company, and that irreparable loss and damage will be suffered by the Company should Employee breach any of such covenants. Employee further represents and acknowledges that he shall not be precluded from gainful engagement in a satisfactory fashion by the enforcement of these provisions.

         11. AVAILABILITY OF INJUNCTIVE RELIEF. Employee acknowledges and agrees that any breach by him of the provisions of Sections 9 or 10 hereof will cause the Company irreparable injury and damage for which it cannot be adequately compensated in damages. Employee therefore expressly agrees that the Company shall be entitled to seek injunctive and/or other equitable relief, on a temporary or permanent basis to prevent any anticipatory or continuing breach of this Agreement or any part hereof, and is secured as an enforcement. Nothing herein shall be construed as a waiver by the Company of any right it may have or hereafter acquired to monetary damages by reason of any injury to its property, business or reputation or otherwise arising out of any wrongful act or omission of it.

         12. SURVIVAL. The covenants, agreements, representations and warranties contained in or made pursuant to this Agreement shall survive Employee's termination of employment, irrespective of any investigation made by or on behalf of any party.

         13. FORFEITURE/ESCROW OF SHARES.

                      (a) All of the Shares shall be : (i) subject to forfeiture in the event of the termination of Employee's employment with the Company prior to October 6, 2000, in which event all of the Shares shall be returned to the Company and any Shares remaining in Escrow at the time of such termination shall be immediately returned to the Company; and
                           (ii) held in escrow until the Company's final determination of Employee's Year 2000 Actual Production (as such term is defined on Schedule B), which shall be determined by the Company no later than March 31, 2001. In the event that Employee's Year 2000 Actual Production shall be less than Employee's Year 2000 Projected Production (as defined on Schedule B), then Employee shall return to the Company a certain number of Shares to be determined in accordance with the formula set forth on Schedule




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                           B. Accordingly, Employee hereby designates and
                           appoints the Chief Financial Officer of the Company as his attorney-in-fact to immediately transfer and assign to the Company on the books and records of the Company all or any portion of the Shares as the Company shall determine are subject to return pursuant to the application of this section and/or Schedule B hereto, without further authority or other action on the part of Employee, and to do any and all other acts necessary in connection therewith to accomplish such purpose. In addition, in order to assist in carrying out the foregoing, Employee shall concurrent herewith execute in blank and deliver to the Company a Stock Power in the form attached hereto as Exhibit A.

                      (b) All of the Second Tranche Shares shall be held in escrow by the Company until: (i) the termination of Employee's employment with the Company prior to December 31, 2002, in which event any of the Second Tranche Shares remaining in escrow at the time of such termination shall be immediately returned to the Company; or (ii) the Company's final determination of Employee's Year 2002 Actual Production (as such term is defined on Schedule D), which shall be determined by the Company no later than March 31, 2003. In the event that Employee's Year 2002 Actual Production shall be less than Employee's Year 2002 Projected Production (as defined on Schedule D), then Employee shall return to the Company a certain number of Shares to be determined in accordance with the formula set forth on Schedule D. Accordingly, Employee hereby designates and appoints the Chief Financial Officer of the Company as his attorney-in-fact to immediately transfer and assign to the Company on the books and records of the Company all or any portion of the Shares as the Company shall determine are subject to return pursuant to the application of this section and/or Schedule D hereto, without further authority or other action on the part of Employee, and to do any and all other acts necessary in connection therewith to accomplish such purpose. In addition, in order to assist in carrying out the foregoing, Employee shall concurrent herewith execute in blank and deliver to the Company a Stock Power in the form attached hereto as Exhibit B.


         14. PAYMENT IN LIEU OF NON-COMPETITION.

                      (a) Provided that Employee shall not be terminated for "cause" prior to January 1, 2001 or in breach or violation of this Agreement, if after January 1, 2001 and during the Term, Employee elects pursuant to delivery of written notice to the Company to terminate his employment with the Company (the "Notice Date"), then Employee may within 15 days following the Notice Date elect to terminate the non-competition provisions of Section 10(a) of this Agreement by either returning a certain number of Shares to the Company or making a cash payment to the Company equal to said number of Shares multiplied by $2.25 per share (i.e., the closing price of the



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                           Company's common stock on the date of this
                           Agreement). The number of Shares to be returned to the Company in consideration for the termination of Employee's non-competition obligations shall be determined as follows: (i) if the Notice Date is on or after January 1, 2001 but prior to January 1, 2002, then 36,750 Shares; (ii) if the Notice Date is on or after January 1, 2002 but prior to January 1, 2003, then 18,375 Shares; and (iii) if the Notice Date is on or after January 1, 2003 but prior to January 1, 2004, then 11,025 Shares.

                      (b) Provided that Employee shall not be terminated for "cause" prior to October 1, 2002 or in breach or violation of this Agreement, if after October 1, 2002 and during the Term, Employee elects pursuant to delivery of written notice to the Company to terminate his employment with the Company (the "Notice Date"), then Employee may within 15 days following the Notice Date elect to terminate the non-competition provisions of Section 10(a) of this Agreement by either returning a certain number of Second Tranche Shares to the Company or making a cash payment to the Company equal to said number of Second Tranche Shares multiplied by $2.25 per share. The number of Second Tranche Shares to be returned to the Company in consideration for the termination of Employee's non-competition obligations shall be determined as follows: (i) if the Notice Date is on or after October 1, 2002 but prior to October 1, 2003, then 225,833 112,917 Second Tranche Shares;
                           (ii) if the Notice Date is on or after October 1, 2003 but prior to October 1, 2004, then 112,917 Second Tranche Shares; and (iii) if the Notice Date is on or after October 1, 2004 but prior to October 1, 2005, then 67,750 Second Tranche Shares.



         15. MODIFICATION. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

         16. NOTICES. Any notice required or permitted hereunder shall be deemed validly given if delivered by hand, verified overnight delivery, or by first class, certified mail to the following addresses (or to such other address as the addressee shall notify in writing to the other party):

         If to Employee:            Vincent Sbarra
                                    350 Summer Shade Lane
                                    Roswell, GA  30076

         If to the Company:         vFinance.com, Inc.
                                    3300 PGA Blvd., Suite 810
                                    Palm Beach Gardens, Florida 33410
                                    Attention: President




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         with a copy to:            Leslie J. Croland, Esq.
                                    Steel Hector Davis
                                    200 S. Biscayne Boulevard
                                    Miami, Florida  33131

         17. WAIVER. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. All waivers must be in writing.

         18. BINDING EFFECT. The Company's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon the Employee and his heirs and personal representatives, and shall be binding upon and inure to the benefit of the Company, its successors and assigns.

         19. HEADINGS. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

         20. GOVERNING LAW; VENUE. This Agreement is to be performed in the State of Florida, and the validity, construction and enforcement of, and the remedies under, this Agreement shall be governed in accordance with the laws of the State of Florida, without giving effect to any choice of laws principles. In the event of any litigation arising out of or relating to this Agreement, exclusive venue shall be in Broward County, Florida.

         21. ENTIRE AGREEMENT. This writing constitutes the binding and entire agreement of the parties superseding and extinguishing all prior agreements or understandings regarding the subject matter hereof, and may not be modified without the written agreement by the parties.

         22. ARBITRATION. Any controversy or claim arising out of, or related to this Agreement, or breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association sitting in Miami, Florida. Any judgment or award rendered by such arbitrator(s) may be entered into with a court of competent jurisdiction as a final judgment and adjudication.

         23. INVALIDITY. The invalidity or unenforceability of any term of this Agreement shall not invalidate, make unenforceable or otherwise affect any other term of this Agreement, which shall remain in full force and effect.

         24. ATTORNEYS' FEES. In the event any dispute or litigation arises hereunder between any of the parties hereto, the prevailing party shall be entitled to all reasonable costs and expenses incurred by it in connection




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therewith (including, without limitation, all reasonable attorneys' fees and costs incurred before and at any trial or other proceeding and at all tribunal levels), as well as all other relief granted in any suit or other proceeding.

         25. CHANGE IN CONTROL. In the event there is a change of control of the Company, all shares held in escrow pursuant to this Agreement and all unvested options shall immediately vest and be payable to Employee. In the event of a "Change of Control" or a sale of all or substantially all of the assets of the Corporation, then all non-vested Options shall immediately vest. For purposes of this Agreement, "Change of Control" shall mean (i) the occurrence of any event or transaction or series thereof pursuant to which any person or group (as used in Rule 13(d)-1 of the Securities Exchange Act of 1934, acquires beneficial ownership or control in excess of fifty percent (50%) of the outstanding voting shares of the Company, or (ii) that the directors of the Company as serving on its Board of Directors on the date immediately preceding such event or transaction or series thereof shall, in the aggregate, represent less than fifty percent (50%) of the Board of Directors after such event or transaction or series thereof.

         26. TAXES. Employee acknowledges that the Shares and Second Tranche Shares constitute consideration to the Employee or shall otherwise be deemed compensation. Employee agrees that he shall be responsible for, and shall make prompt payment of, any and all individual federal, state and local taxes including, without limitation, withholding taxes due or arising from his receipt of such Shares and Second Tranche Shares, as required pursuant to applicable tax laws. Employee shall indemnify the Company for any penalties, interest or costs incurred by the Company directly arising form Employee's non-payment of such taxes as required pursuant to applicable law.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first hereinabove written.

                                  EMPLOYER:

                                  VFINANCE.COM, INC., a Delaware corporation


                                  By:
                                        ---------------------------------------
                                  Title:
                                          -------------------------------------



                                  EMPLOYEE:


                                  ---------------------------------------------
                                  Vincent Sbarra



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                                   SCHEDULE A

SALARY:

DIVISION AVAILABLE CASH AND NON-CASH COMPENSATION:

The determination of Available Cash from Net Operating Income of the FACM Division of the Company ONLY FROM THOSE TRANSACTIONS DESCRIBED IN SCHEDULE A-1 ATTACHED HERETO (hereinafter called the "Division Available Cash") shall be determined in accordance with the following business rules:

1. The calculation of Division Available Cash will be made by the Company on a monthly basis not later than the 15th day of the each month for the preceding calendar month.

2. Employee shall have the right, during reasonable business hours, to meet with representatives of the Company concerning this calculation and shall have reasonable access to books and records of the Company to validate the calculations.



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3.   The formula for the calculation of the "FACM Division Available Cash" shall be the following:

         +FACM DIVISION ATTRIBUTED CASH REVENUES
         - CORPORATE ALLOCATION
         - FACM DIVISION EXPENSES
         - REASONABLE RESERVES
         = FACM DIVISION AVAILABLE CASH

         Where,

         "FACM DIVISION ATTRIBUTED CASH REVENUES" means 100% of the cash receipts during the month of fees, or other income streams (INCLUDING WARRANTS AND STOCK), attributable to FACM Division work (less referral fees, finders fees and fee sharing to third parties or affiliates of the Company).

         "CORPORATE ALLOCATION" shall mean 20% of the FACM Division Attributed Cash Revenues.

         "FACM DIVISION EXPENSES" shall mean direct and indirect expenses reasonably allocated by the Company for the operations of the FACM Division including, but not limited to, salaries, taxes, allocable rent, utilities, phone, etc. (BOOKKEEPING AND ACCOUNTING WILL BE COVERED BY THE COMPANY)

         "REASONABLE RESERVES" shall mean, in the context of current facts and circumstances, the appropriate reserve of not less than two months based on recurring monthly expenses of the FACM Division for future contingencies and demands on cash resources attributable to the operations of the FACM Division.

4. It is agreed that all salaries and bonuses for employees of the FACM Division will be paid from FACM Division Available Cash.

5. It is the intention of all parties that all distributions of FACM Division Available Cash shall be made on a cumulative basis such that periods of operating loss for the Division, resulting in negative FACM Division Available Cash, are first offset in full against periods of positive FACM Division Available Cash.

6. Eighty percent (80%) of all cash and non-cash compensation paid to the FACM Division shall be allocated and paid to the employees of the FACM Division as determined by the mutual agreement of the Company and Employee (or the principal executive officer of the FACM Division in the event Employee is not an employee of the FACM Division).



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                                   SCHEDULE B

                         DIVESTMENT AND RETURN OF SHARES

1. For purposes hereof, Employee's "Year 2000 Projected Production" shall mean that Employee shall have generated and be attributed to the FACM Division Attributed Cash Revenues of $200,000.

2. For purposes of this Schedule B, Employee's "Year 2000 Actual Production" shall mean that the actual amount of FACM Division Attributed Cash Revenues that shall be generated by and attributed to Employee for the twelve months ending February 15, 2001, as determined by the Company and the FACM Division in accordance with its reasonable and customary policies and procedures and consistent with the calculations set forth in Schedule A.

3. In the event that Employee's Year 2000 Actual Production shall equal or exceed his Year 2000 Projected Production, then the Company shall release to Employee from escrow all 73,500 Shares.

4. In the event that Employee's Year 2000 Actual Production shall be less than his Year 2000 Projected Production, then Employee shall be divested of and shall return to the Company that number of Shares to be determined as follows:

         Number of Shares to be returned shall be equal to (i) one MINUS the quotient of Employee's Year 2000 Actual Production DIVIDED by Year 2000 Projected Production, (ii) MULTIPLIED by 73,500 Shares.

                                    EXHIBIT A

                                   STOCK POWER

         FOR VALUE RECEIVED, VINCENT SBARRA hereby sells, assigns and transfers unto VFINANCE.COM, INC., a Delaware corporation (the "Corporation"), Seventy Three Thousand Five Hundred (73,500) shares of common stock of said Corporation, standing in his name on the books of said Corporation, and does hereby irrevocably constitute and appoint D. Carr Moody, as attorney to transfer the said stock on the books of said Corporation with full power of substitution in the premises.

Effective Date: December 17, 1999.


                                           ---------------------------------
                                                    Vincent Sbarra

Satisfaction of Paragraph 3 of Schedule B -
Escrow is Hereby Released as of
November 10, 2000

vFinance.com, Inc.

By:
    ---------------------------
      Authorized Representative

                                   SCHEDULE C

SALARY:

DIVISION AVAILABLE CASH AND NON-CASH COMPENSATION:

The determination of Available Cash from Net Operating Income of the FACM Division of the Company EXCLUDING REVENUES OR EARNINGS FROM THOSE TRANSACTIONS DESCRIBED IN SCHEDULE A-1 ATTACHED HERETO (hereinafter called the "Division Available Cash") shall be determined in accordance with the following business rules:

1. The calculation of Division Available Cash will be made by the Company on a monthly basis not later than the 15th day of the each month for the preceding calendar month.

2. Employee shall have the right, during reasonable business hours, to meet with representatives of the Company concerning this calculation and shall have reasonable access to books and records of the Company to validate the calculations.

3. The formula for the calculation of the "FACM Division Available Cash" shall be the following:

         +FACM DIVISION ATTRIBUTED CASH REVENUES
         - CORPORATE ALLOCATION
         - FACM DIVISION EXPENSES
         - REASONABLE RESERVES
         = FACM DIVISION AVAILABLE CASH

         Where,

         "FACM DIVISION ATTRIBUTED CASH REVENUES" means 100% of the cash receipts during the month from fees, retainers or other income streams plus 100% of of the non-cash compensation (INCLUDING, WITHOUT LIMITATION WARRANTS, STOCK OPTIONS AND STOCK OR SECURITIES), attributable to FACM Division work (less referral fees, finders fees and fee sharing to third parties or affiliates of the Company).

         "CORPORATE ALLOCATION" shall mean 35% of the FACM Division Attributed Cash Revenues.

         "FACM DIVISION EXPENSES" shall mean direct and indirect expenses reasonably allocated by the Company for the operations of the FACM Division including, but not limited to, salaries, taxes, allocable rent, utilities, phone, etc. It is agreed that the monthly "indirect" expenses of the Company allocable to the FACM Division shall not be greater $500.00.

         "REASONABLE RESERVES" shall mean, in the context of current facts and circumstances, the appropriate reserve of not less than two months based on recurring monthly expenses of the FACM Division for future contingencies and demands on cash resources attributable to the operations of the FACM Division.

4. It is agreed that all salaries and bonuses for employees of the FACM Division not otherwise paid by the Company pursuant to Paragraph 7 of this Schedule C shall be paid from FACM Division Available Cash.

5. It is the intention of all parties that all distributions of FACM Division Available Cash shall be made on a cumulative basis such that periods of operating loss for the Division, resulting in negative FACM Division Available Cash, are first offset in full against periods of positive FACM Division Available Cash.

6. FACM Division Available Cash shall be allocated and paid to the employees of the FACM Division as determined by the mutual agreement of the Company and Employee (or the principal executive officer of the FACM Division in the event Employee is not an employee of the FACM Division).

7. For each of the twelve (12) month periods ending September 30, 2001 and September 30, 2002, respectively, the Company agrees to expend up to $400,000 towards new employee base salaries, advertising costs, direct overhead expansion and marketing costs of the FACM Division. In the event the Company does not expend $400,000 for the twelve (12) month period ending September 30, 2001, then any unspent portion shall carry over for the twelve (12) month period ending September 20, 2002.

                                   SCHEDULE D

         DIVESTMENT AND RETURN OF SHARES AND GRANT OF ADDITIONAL OPTIONS


1. For purposes hereof, "Year 2001 Projected Production" shall mean that the FACM Division shall have generated and be attributed to the FACM Division Attributed Cash Revenues of $6,500,000 and Employee's "Year 2002 Projected Production" shall mean that the FACM Division shall have generated and be attributed to the FACM Division Attributed Cash Revenues of $6,500,000.

2. For purposes of this Schedule D, "Year 2001 and Year 2002 Actual Production" shall mean that the actual amount of FACM Division Attributed Cash Revenues that shall be generated by and attributed to the FACM Division for the thirteen and twelve months ending September 30, 2001 and September 30, 2002, respectively, as determined by the Company and the FACM Division in accordance with its reasonable and customary policies and procedures and consistent with the calculations set forth in Schedule C. FOR PURPOSES OF THIS SCHEDULE, THE PARTIES AGREE THAT CASH REVENUES WHICH ARISE AS A RESULT OF ACQUISITIONS BY THE COMPANY BUT WHICH ARE INCLUDED ATTRIBUTED TO THE FACM DIVISION FOR PURPOSES OF SCHEDULE C, SHALL BE INCLUDED AS "ACTUAL PRODUCTION."

3. In the event that Year 2001 Actual Production shall equal or exceed his Year 2001 Projected Production, then the Company shall release to Employee from escrow, 225,833, representing Fifty Percent (50%) of the Second Tranche Shares. In the event that Year 2002 Actual Production shall equal or exceed his Year 2002 Projected Production, then the Company shall release to Employee from escrow, 225,833, representing Fifty Percent (50%) of the Second Tranche Shares.

4. In the event that Year 2001 Actual Production shall be less than his Year 2001 Projected Production, then Employee shall be divested of and shall return to the Company that number of Shares to be determined as follows:

         Number of Shares to be returned shall be equal to (i) one MINUS the quotient of [15% of the first $2,600,000 plus 35% of balance of Year 2001 Actual Production] DIVIDED by $1,755,000, (ii) MULTIPLIED by Fifty Percent (50%) of the Second Tranche Shares.

         In the event that Year 2002 Actual Production shall be less than his Year 2002 Projected Production, then Employee shall be divested of and shall return to the Company that number of Shares to be determined as follows:

         Number of Shares to be returned shall be equal to (i) one MINUS the quotient of [15% of the first $2,600,000 plus 35% of balance of Year 2001 Actual Production] DIVIDED by $1,755,000, (ii) MULTIPLIED by Fifty Percent (50%) of the Second Tranche Shares.

5. For purposes of this Schedule D, in the event the Company RE-ASSIGNS EMPLOYEE TO WORK IN ANOTHER GROUP OR DIVISION OF THE COMPANY, then any unvested Second Tranche shares which could become available to Employee in the year in which such re-assignment takes place shall immediately be released from the Escrow.

                                    EXHIBIT B

                                   STOCK POWER

         FOR VALUE RECEIVED, VINCENT SBARRA hereby sells, assigns and transfers unto VFINANCE.COM, INC., a Delaware corporation (the "Corporation"), Four Hundred Fifty One Thousand Six Hundred and Sixty Seven (451,667) shares of common stock of said Corporation, standing in his name on the books of said Corporation, and does hereby irrevocably constitute and appoint D. Carr Moody, as attorney to transfer the said stock on the books of said Corporation with full power of substitution in the premises.

Effective Date: August 18, 2000.




                                                  ----------------------------
                                                        Vincent Sbarra